SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     June 17, 2004

GUILFORD PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23736	52-1841960

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6611 Tributary Street
Baltimore, Maryland		21224

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     (410) 631-6300

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events

     The following includes information that is contained in a prospectus supplement filed today by Guilford Pharmaceuticals Inc. in connection with a proposed public offering of its common stock and is being filed for the purpose of updating, supplementing and, where appropriate, superseding prior disclosures filed by Guilford under the Securities Exchange Act of 1934. See Exhibit 99.1.

BUSINESS OVERVIEW

We are a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology markets. We market and sell proprietary pharmaceutical products within our targeted markets, conduct clinical research to expand the labeled indications for our marketed products, and develop new product candidates. We also collaborate with other pharmaceutical companies to support the sales and marketing of our products and the clinical development of our products and product candidates. We currently have two marketed products: GLIADEL® Wafer, a targeted chemotherapeutic agent for the treatment of malignant glioma at the time of initial surgery and for recurrent glioblastoma multiforme; and AGGRASTAT® Injection, an inhibitor of platelet aggregation approved for the treatment of acute coronary syndrome.

Our product pipeline consists of product candidates in various stages of clinical and pre-clinical development. AQUAVAN® Injection, a prodrug of propofol, is entering Phase III clinical trials for procedural sedation during brief diagnostic or therapeutic procedures such as colonoscopy and minor surgical and therapeutic procedures. Our pre-clinical research programs include the development of NAALADase inhibitor compounds for neuropathic pain and for prostate cancer, drug addiction and traumatic brain and spinal cord injury and the development of PARP inhibitor compounds for cancer chemosensitization and radiosensitization.

Our Product Portfolio

Our product portfolio includes two marketed products and compounds at various stages of development with significant therapeutic targets and novel mechanisms of action. Our principal focus is the hospital and neurology markets. The following table summarizes our marketed products and research and development programs for our key product candidates:

Product	Indication	Status

GLIADEL® Wafer	Malignant glioma at the time of initial surgery Recurrent glioblastoma multiforme	Marketed(1) Marketed(1)
AGGRASTAT® Injection	Acute coronary syndrome Percutaneous coronary intervention	Marketed(1)(2) Planning Phase III
AQUAVAN® Injection	Procedural sedation	Entering Phase III
GPI 1485(3)	Parkinson’s disease Post-prostatectomy erectile dysfunction HIV-peripheral neuropathy HIV-dementia	Phase II-ongoing Phase II-ongoing Pre-clinical Pre-clinical
NAALADase inhibitors	Neuropathic pain Prostate cancer	Pre-clinical Pre-clinical
PARP inhibitors	Cancer chemosensitization Cancer radiosensitization	Pre-clinical Pre-clinical

(1)	“Marketed” means that a product is being sold and marketed under applicable regulatory approval.

(2)	Marketed by us in the United States and by Merck & Co., Inc. in the rest of the world.

(3)	In June 2004, we licensed the U.S. rights to this product for these indications to Symphony Neuro Development Company. See “Recent Developments.”

GLIADEL® Wafer

GLIADEL® Wafer is a proprietary cancer chemotherapy product approved for the treatment of malignant glioma (brain cancer) at the time of initial surgery, as an adjunct to surgery and radiation, and for the treatment of recurrent glioblastoma multiforme, a rapidly fatal form of malignant brain cancer. It is a biodegradable polymer containing BCNU (carmustine), a cancer chemotherapeutic drug, and is designed to provide targeted, site specific chemotherapy. We estimate that there are 11,000 cases of malignant glioma in the United States each year. After a surgeon resects a brain tumor, up to eight wafers are implanted in the cavity that remains. Once implanted, the wafers gradually dissolve, delivering high concentrations of BCNU directly to the tumor site for an extended period of time. By inserting the wafer directly at the site of the tumor, the physician can minimize exposure to BCNU throughout the body and reduce or alleviate many of the side effects associated with intravenous chemotherapy.

AGGRASTAT® Injection

AGGRASTAT® Injection is a glycoprotein GP IIb/ IIIa receptor antagonist, indicated for the treatment of acute coronary syndrome (ACS) including patients who are to be medically managed and those undergoing percutaneous transluminal coronary angioplasty (PTCA) or atherectomy. ACS includes unstable angina, which is characterized by chest pain when one is at rest, and non-ST elevation myocardial infarction (NSTEMI). GP IIb/IIIa receptor antagonists, including AGGRASTAT® Injection, block the ability of platelets to aggregate, thereby inhibiting the formation of blood clots and reducing the potential for cardiac ischemia.

AGGRASTAT® Injection was developed by Merck & Co., Inc. (Merck) and was approved by the FDA in May 1998. We acquired the rights to AGGRASTAT® Injection in the United States and its territories from Merck in October 2003, for $84 million plus certain royalty payments to Merck based on our net sales of the product. We financed $42 million of the purchase price through a revenue interest agreement with Paul Royalty Fund, L.P. and Paul Royalty Fund, II, L.P. (collectively, PRF). Under this agreement, PRF provided us with $42 million and we will provide PRF with a percentage of our revenues of GLIADEL® Wafer, AGGRASTAT® Injection, and in certain circumstances, other products, until 2012. We plan to design and conduct one or more clinical studies with AGGRASTAT® Injection for the purpose of expanding its label to include use for immediate percutaneous coronary intervention in the cardiac catheterization laboratory, or PCI. Between 1999 and 2001 Merck conducted a Phase III clinical trial in order to obtain a PCI label. In that trial, called TARGET, Merck attempted to show that AGGRASTAT® Injection was not inferior to ReoPro® (abciximab), the drug believed to be the most effective in the PCI setting, but failed to do so. Based on several other trials that have been conducted since TARGET, we now believe that the dose of AGGRASTAT® Injection used in TARGET was not sufficient. We plan to design our PCI clinical trials taking this information into account.

AQUAVAN® Injection

AQUAVAN® Injection is a novel sedative/hypnotic. We licensed the rights to AQUAVAN® Injection from ProQuest Pharmaceuticals Inc. (ProQuest) during the first quarter of 2000. AQUAVAN® Injection is a prodrug of a widely-used anesthetic, propofol. A prodrug is a compound that is converted in the body into an active drug. AQUAVAN® Injection is water-soluble and converts to propofol in the body upon intravenous administration. As a result of the body’s conversion of AQUAVAN® Injection into propofol, low, therapeutically effective levels of propofol are released while avoiding the high levels of propofol seen after injection with the FDA approved propofol lipid emulsion. In addition, the administration of propofol lipid emulsion can cause other complications. We are currently studying AQUAVAN® Injection for procedural sedation during brief diagnostic and therapeutic medical procedures. Procedural sedation is “mild to moderate” sedation in which patients are lethargic, but responsive to stimulation and are able to maintain their own airways. Procedural sedation is generally used in non-invasive procedures, lasting under two hours, such as various endoscopy procedures, cardiac procedures, biopsies, insertions or removals of lines, tubes or catheters and other minor surgical procedures.

Our clinical trials with AQUAVAN® Injection have studied its use in connection with elective colonoscopy. In November 2003, we announced that we had completed a preliminary analysis from a Phase II, open label, multi-center adaptive dose ranging study of AQUAVAN® Injection, used in combination with fentanyl citrate, to provide mild sedation in healthy patients aged 18 to 60 undergoing elective colonoscopy. The analysis we submitted to the FDA suggests that AQUAVAN® Injection provides rapid onset of and rapid recovery from sedation/anesthesia in a convenient dosing regimen and without serious adverse effects. In the second part of this Phase II trial we conducted a confirmatory study of AQUAVAN® Injection to evaluate the fixed dose identified in our dose ranging study. This study enrolled a total of 64 patients who received AQUAVAN® Injection for sedation during colonoscopy. In this study, AQUAVAN® Injection provided rapid onset and rapid recovery from sedation without serious adverse effects. During our end-of-Phase II meeting with the FDA, we discussed our proposed indication, clinical trial plan, and other requirements for a potential future New Drug Application (NDA) for AQUAVAN® Injection. We intend to seek approval for AQUAVAN® Injection for mild to moderate sedation for brief diagnostic and therapeutic procedures such as colonoscopy, bronchoscopy, interventional cardiology and minor surgical and therapeutic procedures.

We are initiating a Phase III program which consists of four Phase III trials and a series of smaller studies in special patient populations. The four Phase III trials will be conducted in patients undergoing (i) colonoscopy, (ii) bronchoscopy, (iii) cardiac procedures, and (iv) minor surgical procedures. The first two trials will be randomized comparisons with midazolam. All patients will receive fentanyl citrate for analgesia. The primary endpoint will be success of sedation as determined by a score of less than four using the Modified Observer’s Assessment of Alertness/ Sedation (OAA/ S) scale. Secondary endpoints will include time to full alertness and time to full recovery and duration of sedation. It is anticipated that the investigator’s medical staff, rather than an anesthesiologist, will administer AQUAVAN® Injection in the Phase III program. The FDA also recommended that we conduct a series of smaller studies in special patient populations such as burn patients, patients undergoing upper endoscopy prior to liver transplant and patients having an arterovenous shunt placed for renal dialysis. We anticipate approximately 900 patients will be enrolled in upcoming studies and data from approximately 1,200 patients will be included in the NDA submission for AQUAVAN® Injection.

GPI 1485 / Neuroimmunophilin Ligand Program

GPI 1485 is an investigational new drug that belongs to a class of small molecule compounds called neuroimmunophilin ligands. It is orally administered and, in pre-clinical experiments, has been shown to repair and regenerate damaged nerves without affecting normal healthy nerves. GPI 1485 and other neuroimmunophilin ligands may have application in the treatment of a broad range of diseases and conditions, including Parkinson’s disease, spinal cord injury, brain trauma, and peripheral nerve injuries. We recently announced that we have licensed our United States rights to GPI 1485 to Symphony Neuro Development Company, or SNDC, for the following four disease states: Parkinson’s disease; post-prostatectomy erectile dysfunction, a condition caused by peripheral nerve injury at the time of surgery; HIV related peripheral neuropathy; and HIV related dementia. Our agreement with SNDC is more fully discussed below in the Recent Developments section of this prospectus supplement summary.

Parkinson’s disease is a chronic, progressive degenerative disorder that affects over one million people in the United States. While the exact cause of the disease is not known, physicians have observed that patients with the disease experience a progressive deterioration of dopamine nerve cells located in a specific region of the brain. The loss of these nerve cells is believed to contribute to the symptoms of Parkinson’s disease, which include the loss of muscle tone and coordination, tremors, and non-motor symptoms, such as changes in appetite, cognition, sleep and mood. In October 2003, we announced that we completed enrollment in a Phase II clinical trial studying GPI 1485, compared to placebo, in slowing the rate of decline of dopamine transporters. This trial is a multi-center, randomized, double-blind, placebo-controlled evaluation of the safety, pharmacokinetics and efficacy of GPI 1485 in 212 patients with mild to moderate Parkinson’s disease, and will be continued by SNDC. Clinical endpoints in the trial include changes in the daily amount of anti-Parkinsonian medication administered, clinical symptoms (using the Unified Parkinson’s disease Rating Scale), cognitive function, sleep, mood and quality of life. This trial was designed to follow-up on the findings from a previous Phase II study of GPI 1485 completed in 2001 and is expected to be completed in 2005.

In November 2003, we announced that we had initiated a Phase II clinical trial with GPI 1485 for the treatment of post-prostatectomy erectile dysfunction (PPED). In PPED, sexual dysfunction occurs as a result of compression or stretch injury to nerve fibers that surround the prostate and which are responsible for trapping blood flow to sustain a penile erection. Unfortunately, a high proportion of men undergoing radical prostate surgery may experience side effects from their surgery including urinary incontinence and sexual dysfunction, which is frequently unresponsive to currently available drug therapies, including VIAGRA®. GPI 1485 represents a novel approach to the treatment of PPED by potentially promoting the protection and regeneration of peripheral nerves that may sustain injury during radical prostate surgery. SNDC will also be continuing this trial.

Pre-Clinical and Research Programs

NAALADase Inhibitor Compounds

NAALADase, or N-Acetylated-Alpha-Linked-Acid-Dipeptidase, is a membrane-bound enzyme found in the central and peripheral nervous system. NAALADase is believed to play a role in modulating the release of glutamate in the nervous system. Glutamate is one of the brain’s most common chemical messengers. Under normal conditions, glutamate is released into a microscopic space, called the synapse, that exists between neurons in the brain. There, it stimulates post-synaptic glutamate receptors, an action that is critical to such functions as learning, memory and motor control. However, during conditions of acute injury or chronic disease, there may be a large increase in glutamate release that incites a cascade of biochemical events, ultimately leading to cell injury or death. Our NAALADase inhibitor program is aimed at developing a commercial drug to block excessive glutamate release.

In several animal models of diabetic neuropathy and neuropathic pain, our NAALADase inhibitors appear to normalize pain sensitivity, increase nerve conduction velocity and prevent nerve degeneration. Initially, we selected GPI 5693 as a lead NAALADase inhibitor compound and commenced Phase I clinical studies with this compound in early 2001 for the treatment of neuropathic pain and the underlying disease process associated with diabetic peripheral neuropathy. This Phase I Study, conducted in Europe, evaluated the safety, tolerability and pharmacokinetics of the compound in healthy subjects and suggested that it may be well tolerated at dose levels up to 750mg per day. We are currently pursuing the development of GPI 5693 for prostate cancer and drug addiction. During 2001 and 2002, our scientists identified second-generation NAALADase inhibitor compounds, which appear to be up to 100 times more potent in attenuating neuropathic pain than GPI 5693 in pre-clinical studies. The increased potency of these second-generation compounds may permit a lower dose of these compounds to provide the same or greater therapeutic effect than higher dosages of less potent compounds, thereby reducing the potential for side effects.

PARP Inhibitor Compounds

Poly(ADP-ribose) polymerase, or PARP, is an abundant nuclear enzyme found in most eukaryotic tissues. Upon activation by DNA damage, PARP synthesizes poly(ADP-ribose) from nicotinamide adenine dinucleotide (NAD). As a component of the DNA base excision repair system, PARP plays a major role in facilitating DNA repair and maintaining genomic integrity. In cancer treatment, high PARP activity is believed to enable tumor cells to counteract the chemotherapy and radiation therapy by repairing DNA damage. In animal testing, PARP inhibition enhances the activity of radiotherapy, as well as a wide spectrum of chemotherapeutic agents. In ischemia, over-activation of PARP mediates necrosis by depleting NAD and adenosine triphosphate (ATP). In animal testing, PARP inhibition provides neuroprotection in stroke and myocardial ischemia models.

Our scientists have synthesized several families of potent orally bioavailable small molecule PARP inhibitors that are efficacious in rodent models of cancer and ischemia. Our lead compound, GPI 15427, is highly brain penetrable and has shown robust chemo- and radio-sensitization in several brain cancer and ischemia models. We are currently conducting pre-clinical toxicology and pharmacokinetic characterization of GPI 15427 for clinical development.

Commercial Operations

Our commercial operations are comprised of 72 full time sales and marketing specialists, encompassing medical affairs, sales operations, sales training and marketing personnel. This function includes a 50 member United States field sales force, 3 marketing specialists, 7 medical affairs specialists, and 12 people dedicated to additional sales and marketing related functions. They are responsible for the direct sale and marketing of GLIADEL® Wafer and AGGRASTAT® Injection throughout the United States and the sale and marketing of GLIADEL® Wafer outside the United States, through a network of specialty pharmaceutical distributors. We expect our experience in commercial operations to benefit us should product candidates in our pipeline, such as AQUAVAN® Injection, obtain FDA approval.

OUR STRATEGY

Our strategy is to achieve sustainable profitability and growth by discovering, developing, marketing and selling proprietary pharmaceutical products for the hospital and neurology markets. Our focus in the hospital market is to target the hospital-based interventionalist who performs diagnostic and therapeutic procedures. To reach these goals we are focusing on the following objectives:

—	Use an active and focused marketing effort to increase sales and build market share for AGGRASTAT® Injection for the treatment of ACS. Expand the market for AGGRASTAT® Injection by designing an additional clinical trial or trials, in order to permit us to apply for expansion of AGGRASTAT® Injection’s label to include use in PCI;

—	Expand sales for GLIADEL® Wafer by capitalizing on our new sales and marketing effort for GLIADEL® Wafer for patients undergoing initial surgery for malignant glioma and increase international sales by expanding the product’s labeled uses in Europe to include use at the time of initial surgery;

—	Continue our drug research and development efforts, including our Phase III AQUAVAN® Injection program; and

—	Pursue corporate partnerships to reduce our development costs, generate additional revenues through licensing and benefit from a potential partner’s resources and expertise.

GPI 1485 Licensing Transaction

     On June 17, 2004, Guilford Pharmaceuticals Inc. (“Guilford”) licensed to Symphony Neuro Development Company (“SNDC”), a newly formed Delaware corporation, its rights to GPI 1485, a novel compound based on Guilford’s neuroimmunophilin ligand technology, for certain indications in the United States. SNDC will invest up to $40 million to advance GPI 1485 through clinical development in four indications: Parkinson’s disease, post-prostatectomy erectile dysfunction, HIV-related peripheral neuropathy and HIV-related dementia. In June 2004, outside investors contributed $43 million in capital to SNDC to fund SNDC’s $40 million clinical development budget. Transaction expenses are estimated to be approximately $3 million. It is expected that the $40 million clinical development budget will be fully expended in approximately two years.

     In exchange for the license rights and for five-year warrants to purchase 1.5 million shares of Guilford’s common stock at $7.48 per share issued to outside investors in SNDC, Guilford received a purchase option from SNDC’s sole shareholder, SNDC Holdings LLC, that allows Guilford, in its discretion, to acquire all of the equity of SNDC. The purchase option is exercisable by Guilford at any time beginning on April 1, 2005 and ending on the earlier of (i) March 31, 2007 or (ii) 90th day after the date that SNDC provides Guilford with financial statements showing cash and cash equivalents of less than $2 million. The purchase option exercise price is as follows:

Purchase Price
Purchase Option Closing Date	($ in millions)
For the period commencing on April 1, 2005 and ending before July 1, 2005	$75.08
For the period commencing on July 1, 2005 and ending before October 1, 2005	$80.91
For the period commencing on October 1, 2005 and ending before January 1, 2006	$85.56
For the period commencing on January 1, 2006 and ending before April 1, 2006	$85.56
For the period commencing on April 1, 2006 and ending before July 1, 2006	$93.07
For the period commencing on July 1, 2006 and ending before October 1, 2006	$101.24
For the period commencing on October 1, 2006 and ending before January 1, 2007	$110.12
For the period commencing on January 1, 2007 and ending March 31, 2007	$119.79

     The purchase option may be paid in cash, or in a combination of cash and Guilford’s common stock, at Guilford’s sole discretion, provided that common stock may not constitute more than 50% of the consideration paid for the purchase option exercise price.

     In connection with the advancement of the programs through the clinical development process, Guilford will perform certain clinical trial services for SNDC. These services are based upon a full time equivalent per diem charge in line with industry standards. Guilford expects to receive approximately $9.8 million through the provision of these services and reimbursement for clinical trial supplies over the term of the arrangement.

     In accordance with FASB Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, SNDC Holdings LLC, the parent of SNDC, is considered a variable interest entity . Based on the guidance in FIN 46R, Guilford has been deemed the primary beneficiary of the variable interest entity because it is most closely associated with SNDC Holdings LLC. Accordingly, Guilford will consolidate the financial activity of SNDC Holdings LLC within its financial statements.

     Had the transaction with SNDC occurred on March 31, 2004, the pro forma impact on certain categories of Guilford’s consolidated balance sheet data as of March 31, 2004 would have been as follows:

	March 31, 2004
Balance sheet data	Actual	Pro Forma(1)
	(unaudited)
	(in thousands)
Investments held by SNDC	$—	$40,000
Other assets	6,364	9,364
Total assets	199,503	242,503
Minority interest	—	43,000
Total liabilities	150,494	150,494
Total stockholders’ equity	$49,009	$49,009

(1)	Our pro forma balance sheet amounts reflect the consolidation of SNDC’s cash and investments of $40 million, which are disclosed as investments held by SNDC and $3 million in deferred transaction costs which are included in other assets.

(2)	We recorded a $5.3 million charge to acquired in-process research and development expense relating to the issuance of 1.5 million warrants.

(3)	All costs associated with the development of the licensed intellectual property prior to our agreement with SNDC are included in our income statement; accordingly a pro forma income statement is not presented.

     A copy of Guilford’s press release announcing the transaction was filed June 17, 2004. The Purchase Option Agreement and a Novated and Restated Technology License Agreement relating to this transaction are attached hereto as Exhibit 99.2 and Exhibit 99.3, respectively, and are incorporated herein by reference.

Risk Factors

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors that supplement the risk factors described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 as well as other information contained in our other filings with the Securities and Exchange Commission. If any of the following risks actually occurs, our business, financial condition, operating results or cash flow could be harmed. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

We cannot be certain that we will be able to maintain or increase sales of AGGRASTAT® Injection, nor can we be certain that we will be able to expand the labeled indications for AGGRASTAT® Injection.

When we purchased AGGRASTAT® Injection from Merck and Co., Inc., Merck had not been actively promoting the product in the United States and product sales were in decline. Our strategy for reintroducing AGGRASTAT® Injection into the United States marketplace involves actively promoting the product and conducting an additional clinical trial for AGGRASTAT® Injection, in order to seek from the FDA expanded labeling for use in percutaneous coronary intervention, or PCI. Until we receive approval for use in PCI, we are not promoting the use of the product in catheterization laboratories. We cannot be certain that our promotion of the product will let us maintain or lead to increased sales based on the product’s current indication. For example, although we have begun our active promotion efforts, sales for AGGRASTAT® Injection through our first fiscal quarter, and our expected sales in our second fiscal quarter, have not met our original expectations and are lower than the sales level achieved by Merck without active promotion. Additionally, we may not be able to reach an understanding with the FDA if we submit a protocol under the special protocol assessment procedure as to an appropriate clinical trial design in order to expand the indications for AGGRASTAT® Injection, the clinical trial may be cost prohibitive to conduct, we may not be able to fully enroll the clinical trial or assure you that if conducted the clinical trial will be successful. Even if we are able to reach an understanding with the FDA and even if the trial is successful, we cannot be certain that the expanded indication will lead to increased sales or market share. At this time we are not able to predict when, if ever, a trial to support an expanded indication can commence. Currently, we expect revenues from AGGRASTAT® Injection for fiscal year 2004 to be in the range of $16 to $20 million compared with our expectations of $20 to $30 million at the beginning of the year. This projection is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and must be viewed in light of the discussion under the caption “Forward-looking statements” in our other filing with Securities and Exchange Commission. Investors are cautioned not to place undue reliance on this projection, which is speculative in nature. Our actual results may differ materially due to various risks, including, without limitation, that competitors may respond vigorously, and physicians may not respond favorably, to our product promotion activities, as well as in these risk factors and those identified under “Forward-looking statements” and “Risk factors” in our other filings with the Securities and Exchange Commission.

We have licensed some of our GPI 1485 development and commercialization rights to Symphony Neuro Development Company (“SNDC”) and will not receive any future royalties or revenues with respect to this intellectual property unless we exercise an option to acquire SNDC in the future. We may not have the financial resources to exercise this option.

We have licensed to SNDC our rights to GPI 1485 for some indications in the United States. SNDC will invest up to $40 million to advance GPI 1485 through clinical development in four indications: Parkinson’s disease, post-prostatectomy erectile dysfunction (PPED), HIV-peripheral and HIV-dementia. It is expected that the $40 million clinical development budget will be fully expended in approximately two years. In exchange for the license rights and for five-year warrants to purchase 1.5 million shares of our common stock at $7.48 per share, we received a purchase option allowing us, in our discretion, to acquire all of the equity of SNDC. The purchase option is exercisable by us at any time beginning on April 1, 2005 and ending on the earlier of (i) March 31, 2007, or (ii) the 90th day after the date that SNDC provides us with financial statements showing cash and cash equivalents of less than $2 million. We are also required to pay an additional 20% premium if the purchase option is exercised between March 31, 2005 and March 31, 2006. The purchase option may be paid in cash, or in our common stock, at our sole discretion, provided that our common stock may not constitute more than 50% of the consideration tendered for payment of the purchase option exercise price.

If we elect to exercise the purchase option, we will be required to make a substantial cash payment or to issue a substantial number of shares of our common stock, or enter into a financing arrangement or license arrangement with one or more third parties, or some combination of these. A payment in cash would reduce our capital resources. A payment in shares of our common stock could result in dilution to our stockholders at that time. Other financing or licensing alternatives may be expensive or impossible to obtain. The exercise of the purchase option will likely require us to record a significant charge to earnings and may adversely impact future operating results. If we do not exercise the purchase option prior to its expiration, our rights in and to SNDC with respect to the programs will terminate. We may not have the financial resources to exercise the purchase option, which may result in our loss of valuable rights.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

2

99.1	Press Release of Guilford Pharmaceuticals Inc. issued June 21, 2004.

99.2	Purchase Option Agreement, dated June 17, 2004, by and among Guilford Pharmaceuticals Inc., SNDC Holdings LLC and Symphony Neuro Development Company.

99.3	Novated and Restated Technology License Agreement, dated June 17, 2004, between GPI NIL Holdings, Inc., Guilford Pharmaceuticals Inc., Symphony Neuro Development Company and SNDC Holdings LLC.*

*	Confidential treatment has been requested for a portion of this exhibit.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guilford Pharmaceuticals Inc.

Date: June 21, 2004	By:	/s/ Asher M. Rubin

Asher M. Rubin Vice President, General Counsel and Secretary

4

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description
99.1	Press Release of Guilford Pharmaceuticals Inc. issued June 21, 2004.
99.2	Purchase Option Agreement, dated June 17, 2004, by and among Guilford Pharmaceuticals Inc., SNDC Holdings LLC and Symphony Neuro Development Company.
99.3	Novated and Restated Technology License Agreement, dated June 17, 2004, between GPI NIL Holdings, Inc., Guilford Pharmaceuticals Inc., Symphony Neuro Development Company and SNDC Holdings LLC.*

*	Confidential treatment has been requested for a portion of this exhibit.

5